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                                                           EXHIBIT NO. 99.11(a)

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 2-60491 of MFS High Income Fund of our report dated March 6, 1997 appearing in the annual report to shareholders for the year ended January 31, 1997, of MFS High Income Fund, a series of MFS Series Trust III, and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE, LLP
---------------------------
Deloitte & Touche, LLP


Boston, Massachusetts
May 27, 1997